FEE AGREEMENT

This FEE AGREEMENT (the "Agreement"), dated as of November 30, 2007, is made by and between NATIONAL INVESTMENT MANAGERS INC., a Florida corporation (the "Company") and the Investors (as defined therein) party thereto (as used herein, each a “Holder” and collectively, the “Holders”).

In connection with the entering into of that certain Securities Purchase and Loan Agreement (the “Purchase and Loan Agreement”), dated as of the date hereof, among the Company and the Holders, the Company hereby agrees to pay to the Holders, and/or their assignees pursuant to Section 1 hereof, a fee (the "Fee"), the terms and conditions of which shall be governed by this Agreement. The Holders shall have all the rights, and be entitled to all of the benefits and subject to all of the obligations under the Purchase and Loan Agreement with respect to such Fee, as well as the rights, benefits and obligations of a Holder hereunder. Capitalized terms not defined herein shall have the meaning given such terms in the Purchase and Loan Agreement.

SECTION 1. FEE.

1.1.  Right to Payment. At any time after the earlier of (i) the Maturity Date and (ii) the date of consummation of a Capital Transaction, or on such earlier date as may be determined under Section 10.2(b) or 11.7 of the Purchase and Loan Agreement, the Majority Holders may, by notice to the Company (a “Notice”), demand payment of the Fee, determined as provided herein. Except to the extent prohibited by applicable law, the Company will provide the Holders (on a confidential basis) upon request, at any time on or after the date of delivery of a notice of a Capital Transaction as provided in Section 11.7 of the Purchase and Loan Agreement, all information that may be material to the decision to request the Fee hereunder, including, without limitation, any plans or proposals for any Qualified Public Offering, any mergers of, sales of assets by, acquisitions of or by the Company or any of its Subsidiaries, and substantial sales of any equity by the Company’s stockholders. The Fee shall be a dollar amount equal to the Fee Amount determined in accordance with Section 1.3 hereof.

1.2.  Fee; Payment. Payment of the Fee shall take place (i) not more than 90 days after the date that a Notice is received by the Company as the Company shall specify by notice to the Holders, or at such other time as the Repurchase Price has been determined in accordance with and as described in the Purchase and Loan Agreement, or (ii) at such other time and place upon which the Holders entitled to payment of the Fee and the Company may agree (the "Payment Closing Date"). At the closing under this Section 1.2, the Company shall pay to the Holders the Fee Amount in cash pro rata in accordance with the percentages set forth on Schedule 1 hereto.

1.3.  Fee Amount. The aggregate amount to be paid to the Holders pursuant to Section 1.1 hereof (the “Fee Amount”) shall be an amount (which amount shall not be less than zero) equal to the Preliminary Fee Amount (as defined below) multiplied by 1.42. For purposes hereof, the “Preliminary Fee Amount” shall be an amount equal to (a) the product of (i) the Applicable Percentage multiplied by (ii) the Equity Value, less (b) the Aggregate Exercise Price, less (c) the difference between (A) the product of (x) the Repurchase Price per Warrant Share (determined in accordance with and as provided in the Purchase and Loan Agreement) multiplied by (y) the number of shares of Common Stock issuable upon the exercise of the then Exercisable Warrants, and (B) the Aggregate Exercise Price. An example of determination of the Fee Amount is set forth for illustrative purposes on Schedule 2 hereto.

For purposes of this Section 1.3, the following terms shall have the following meanings:

“Aggregate Exercise Price” means the aggregate Exercise Price (as defined in the applicable Warrants and determined as of the date of the Notice) payable upon exercise of the Exercisable Warrants.

“Applicable Percentage” means the percentage of the Company’s shares of Common Stock (calculated by assuming the exercise of all then outstanding options, warrants and convertible securities) issued or issuable upon exercise of the Exercisable Warrants, determined as of the date of the Notice.

“Equity Value” means the sum of (i) the product of (x) the Repurchase Price per Warrant Share (calculated in accordance with the Purchase and Loan Agreement) multiplied by (y) the number of shares of Common Stock outstanding on a Fully-Diluted Basis as of the date of the Notice and (ii) the aggregate liquidation preference (including all accrued and unpaid dividends thereon and any accrued and unpaid fees relating thereto) attributable to shares of the Company’s outstanding preferred stock which are not deemed to be converted for purposes of calculating outstanding shares on a Fully-Diluted Basis.

“Exercisable Warrants” means those Warrants with a current Exercise Price which is less than the Repurchase Price, determined as of the date of the Notice.

1.4.  Additional Payments Subsequent Upon Capital Transactions. If at any time within six (6) months after any Payment Closing Date with respect to any payment of the Fee, a Capital Transaction occurs, or the Company or any of its Subsidiaries enter into any agreement or letter of intent contemplating a Capital Transaction, the Company shall, simultaneously with the consummation of any Capital Transaction or at such later time as any payment described below is received by the Company or its stockholders, make an additional payment to the Holder of an amount (with respect to which a payment of the Fee had been made) equal to the excess, if any, of (a) the value of the cash, securities and other property that the Holder would have received if the Fee had not been paid to such Holder at such Payment Closing Date and the Holder had instead been paid the Fee at the time of the Capital Transaction or such later time as any payments received by the stockholders of the Company in connection with such Capital Transaction or transaction contemplated hereby occurs in an amount equal to that calculated pursuant to Section 1.3 over (b) the payment received by the Holder on such Payment Closing Date pursuant to Section 1.2 hereof. Each payment to such Holder pursuant to this Section 1.4 shall be made in cash.

1.5.  Payment. In the event that any portion of the Fee Amount is not paid in connection with a demand for the Fee pursuant to a Notice, the Holders shall retain all of their rights hereunder, as to that portion of the Fee Amount not paid; provided that the Majority Holders shall be entitled to rescind their Notice with respect to all or a portion of such unpaid Fee Amount by notice to the Company (a “Rescission Notice”). Interest on any unpaid portion of the Fee Amount shall accrue from the date that is 90 days after the date on which the Company receives the Notice until the date that is the earlier of the date that (i) such unpaid Fee Amount, and all interest accrued thereon, has been paid, in full and (ii) the Company receives a Rescission Notice with respect to such unpaid Fee Amount, at the rate of 18% per annum, compounded on a quarterly basis to the extent permitted by law and payable on demand.

1.6.  Limitations on Ability to Pay. The Company hereby agrees that it shall not enter into any document, instrument or agreement, other than the Intercreditor Agreement and the Senior Documents, which would in any manner restrict the Company's ability to pay to the Holders the Fee Amount when due and payable.

1.7. Repurchase Price. For purposes of this Section 1, and the calculation of any amounts payable hereunder, it shall not be relevant whether the provisions of Section 11 of the Purchase and Loan Agreement have become effective in accordance with the terms thereof (including for purposes of determining the Repurchase Price thereunder), and all calculations described in this Section 1 shall be made as if those provisions were in full force and effect on and after the date hereof.

SECTION 2.  NOTICES.  Any notice pursuant to this Agreement to the Company, or any Holder shall be in writing and shall be deemed to have been properly delivered if either personally delivered or sent by facsimile, overnight courier or mailed certified or registered mail, return receipt requested, postage prepaid, when addressed to them at their respective addresses for notices set forth in the Purchase and Loan Agreement (or such other address as any of them may designate by written notice to the others, in accordance herewith), or if all or part of the Fee has been transferred to any other Holder, to such other Holder at the address provided by such Holder in the transfer notice. Any such notice shall be effective (a) if delivered personally or by facsimile, when received, (b) if sent by overnight courier, when receipted for, and (c) if mailed as described above, five (5) days after being so mailed.

SECTION 3.  RESTRICTIONS ON TRANSFER. A Holder’s interest in the Fee shall be transferable, in whole or in part, by the Holder to any Person; provided that no Holder shall transfer its interest in the Fee in violation of any applicable laws or regulations.

SECTION 4.  CONSENT TO JURISDICTION.  THE COMPANY HEREBY AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS IN AND OF THE COMMONWEALTH OF MASSACHUSETTS OVER ANY SUIT, ACTION OR PROCEEDING EXISTING UNDER OR RELATING TO THIS AGREEMENT, THE SECURITIES OR ANY OF THE OTHER FINANCING AGREEMENTS, AND CONSENTS THAT SERVICE OF PROCESS WITH RESPECT TO ALL COURTS IN AND OF THE COMMONWEALTH OF MASSACHUSETTS MAY BE MADE BY REGISTERED MAIL TO IT AT ITS ADDRESS DETERMINED PURSUANT TO SECTION 2 HEREOF.

SECTION 5.  MISCELLANEOUS. This Agreement and the other Related Agreements set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and supersede any prior written or oral understandings with respect thereto. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. THIS AGREEMENT IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT AND MAY BE EXECUTED IN ANY NUMBER OF COUNTERPARTS WHICH TOGETHER SHALL CONSTITUTE ONE INSTRUMENT AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC SUBSTANTIVE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE DOMESTIC SUBSTANTIVE LAWS OF ANY OTHER STATE, AND SHALL BIND AND INURE TO THE BENEFIT OF THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS.

SECTION 6. SECURITY. This Agreement is, as further described in Section 3.6 of the Purchase and Loan Agreement, secured by the Collateral pledged pursuant to the Security Documents. The Holder is entitled to enforce the provisions of the Purchase and Loan Agreement and to enjoy the benefits thereof, and of the Security Documents and other Financing Agreements, and may exercise the respective remedies provided for hereby and thereby or otherwise available in respect hereof and thereof, all in accordance with the respective terms thereof.

SECTION 7. SUBORDINATION. PAYMENTS MADE PURSUANT TO THIS AGREEMENT AND OTHER AMOUNTS RELATING TO THIS AGREEMENT HAVE BEEN SUBORDINATED TO PRIOR PAYMENT OF THE SENIOR DEBT IN THE MANNER, AND TO THE EXTENT, SET FORTH IN THE INTERCREDITOR AGREEMENT.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed, as of November __, 2007.

NATIONAL INVESTMENT MANAGERS INC.

By:	/s/Steven Ross
Name:Steven Ross
Title: CEO

WOODSIDE CAPITAL PARTNERS IV, LLC, as a Holder

By:	Woodside Opportunity Partners, LLC, its Manager
By:	Woodside Capital Management, LLC, its Manager

By:	/s/Daphne Firth
Name: Daphne Firth
Title: Executive Vice President

WOODSIDE CAPITAL PARTNERS IV QP, LLC, as a Holder

By:	Woodside Opportunity Partners, LLC, its Manager
By:	Woodside Capital Management, LLC, its Manager

By:	/s/Daphne Firth
Name: Daphne Firth
Title: Executive Vice President

LEHMAN COMMERCIAL PAPER INC., as a Holder

By:	/s/George Janes
Name: George Janes
Title: Chief Credit Officer

WOODSIDE AGENCY SERVICES, LLC, as Collateral Agent

By:	Woodside Capital Management, LLC, its Manager

By:	/s/Daphne Firth
Name: Daphne Firth
Title: Executive Vice President

Schedule 1

Fee Percentages

Holder	Percentage

Woodside Capital Partners IV, LLC	22.8%

Woodside Capital Partners IV QP, LLC	27.2%

Lehman Commercial Paper Inc.	50.0%

Schedule 2

Example of Calculation of Fee Amount

Assumptions:
i.	Company sold for $55,000,000, net of any assumed debt
ii.	Total outstanding shares as of sale 35,539,020
iii.	Fully Diluted Shares: 61,203,138
iv.	Fully Diluted Shares assuming Preferreds Convert: 95,713,146
v.	$.50 Warrant with right to acquire 5,742,789 shares
vi.	$1.00 Warrant with right to acquire 3,828,526shares
vii.	$1.50 Warrant with right to acquire 1,914,263 shares
viii.	Preferred Shares do not convert given higher liquidation preference than conversion value.
ix.	Liquidation Preference: $34,510,008
x.	Accrued and unpaid dividends and Fees on preferred shares equal $3,000,000
xi.	Only Exercisable Warrants are the .50 Warrant.
xii.	Aggregate Exercise Price equals $2,871,394
xiii.	Aggregate consideration to be paid to the Company upon the exercise of all then exercisable outstanding warrants, options or convertible securities : $18,137,524

Calculation of definitions
Applicable Percentage: 5,742,789 divided by 95,713,146 equals 6%
Repurchase Price per Warrant Share: ($55,000,000 - $34,510,008 - $3,000,000 + $18,137,524)/ 61,203,138= $.582 / share
Equity Value:  $.582* 61,203,138 + $34,510,008 + $3,000,000 = $73,137,524
Preliminary Fee Amount :  (6% *  $73,137,524) - $2,871,394 - ($.582 * 5,742,789 - $2,871,394) = $1,045,264.40
Fee Amount: $1,045,264.40* 1.42 = 1,484,275.45